Exhibit 2(n)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM

We consent to the incorporation by reference, in this (i) Pre-Effective Amendment No. 1 to Registration Statement No. 333-128721 under the Securities Act of 1933 and (ii) Amendment No. 6 to Registration Statement No. 811-21088 under the Investment Company Act of 1940, on Form N-2/A, of our report dated May 25, 2006, relating to the financial statements and financial highlights of Mercantile Absolute Return Fund LLC appearing in the Annual Report on Form N-CSR of Mercantile Absolute Return Fund LLC for the year ended March 31, 2006, and to the reference to us under the heading “Accountants and Legal Counsel” in the Prospectus.

DELOITTE & TOUCHE LLP
Chicago, Illinois
June 28, 2006